 Exhibit 99.4
Explanatory Note
"Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" set forth in this Exhibit 99.4 has been recast from the "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in Part II of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments and to apply retrospectively the adoption of the Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which the Company adopted during the transition period ended December 31, 2018.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
OVERVIEW
We are one of North America’s largest integrated manufacturers and marketers of metal products for the nonresidential construction industry. We design, engineer, manufacture and market engineered building systems, metal components and insulated metal panels primarily for nonresidential construction use. We manufacture and distribute extensive lines of metal products for the nonresidential construction market under multiple brand names through a nationwide network of plants and distribution centers. We sell our products for both new construction and repair and retrofit applications. We also provide metal coil coating services for commercial and construction applications, servicing both internal and external customers.
Engineered building systems offer a number of advantages over traditional construction alternatives, including shorter construction time, more efficient use of materials, lower construction costs, greater ease of expansion and lower maintenance costs. Similarly, metal components and insulated metal panels offer builders, designers, architects and end-users several advantages, including lower long-term costs, longer life, attractive aesthetics and design flexibility.
We use a 52/53 week year with our fiscal year end on the Sunday closest to October 31.
On November 16, 2018, the board of directors of the Company approved a change to the Company’s fiscal year from a 52/53 week year with the Company’s fiscal year end on the Sunday closest to October 31 to a fiscal year of the 12 month period of January 1 to December 31 of each calendar year, to commence with the fiscal year ending December 31, 2019. The Company filed a transition report on Form 10-Q on February 11, 2019 that covered the transition period from October 29, 2018 to December 31, 2018.
We evaluate segment's performance based primarily upon operating income before corporate expenses.
Merger with Ply Gem
At the Special Shareholder Meeting on November 15, 2018, NCI’s shareholders approved (i) the Merger Agreement and (ii) the Stock Issuance. NCI’s shareholders also approved the three additional proposals described in the Company’s proxy statement relating to the Special Shareholder Meeting. The Merger was consummated on November 16, 2018 pursuant to the Merger Agreement.
Pursuant to the terms of the Merger Agreement, on November 16, 2018, the Company entered into (i) the New Stockholders Agreement between the Company and each of the Investors, pursuant to which the Company granted to the Investors certain governance, preemptive and subscription rights and (ii) the New Registration Rights Agreement with the Investors, pursuant to which the Company granted the Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of NCI Common Stock that are held by the Investors following the consummation of the Merger. Pursuant to the terms of the New Stockholders Agreement, the Company and the CD&R Fund VIII Investor Group terminated the Old Stockholders Agreement and the Old Registration Rights Agreement.
On November 16, 2018, in connection with the consummation of the Merger, the Company assumed (i) the obligations of Ply Gem Midco, a subsidiary of Ply Gem immediately prior to the consummation of the Merger, as borrower under the Current Cash Flow Credit Agreement, (ii) the obligations of Ply Gem Midco as parent borrower under the Current ABL Credit Agreement and (iii) the obligations of Ply Gem Midco as issuer under the Current Indenture.
On April 12, 2018, Ply Gem Midco entered into a Cash Flow Credit Agreement (the “Current Cash Flow Credit Agreement”), by and among Ply Gem Midco, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Cash Flow Agent”), and the several banks and other financial institutions from time to time party thereto. As of November 16, 2018, immediately prior to the Merger, the Current Cash Flow Credit Agreement provided for (i) a term loan facility (the “Current Term Loan Facility”) in an original aggregate principal amount of $1,755.0 million and (ii) a cash flow-based revolving credit facility (the “Current Cash Flow Revolver” and together with the Current Term Loan Facility, the “Current Cash Flow Facilities”) of up to $115.0

million. On November 16, 2018, Ply Gem Midco entered into a Lender Joinder Agreement, by and among Ply Gem Midco, the additional commitment lender party thereto and the Cash Flow Agent, which amended the Current Cash Flow Credit Agreement in order to, among other things, increase the aggregate principal amount of the Current Term Loan Facility by $805.0 million (the “Incremental Term Loans”). Proceeds of the Incremental Term Loans were used to, among other things, (a) finance the Merger and to pay certain fees, premiums and expenses incurred in connection therewith, (b) repay in full amounts outstanding under the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement (each as defined below) and (c) repay $325.0 million of borrowings outstanding under the Current ABL Facility (as defined below). On November 16, 2018, in connection with the consummation of the Merger, NCI and Ply Gem Midco entered into a joinder agreement with respect to the Current Cash Flow Facilities, and NCI became the Borrower (as defined in the Current Cash Flow Credit Agreement) under the Current Cash Flow Facilities. The Current Term Loan Facility amortizes in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum, with the remaining balance payable upon final maturity of the Current Term Loan Facility on April 12, 2025. There are no amortization payments under the Current Cash Flow Revolver, and all borrowings under the Current Cash Flow Revolver mature on April 12, 2023. At November 16, 2018, following consummation of the Merger, there was $2,555.6 million outstanding under the Current Term Loan Facility and there were no amounts drawn on the Current Cash Flow Revolver.
On April 12, 2018, Ply Gem Midco and certain subsidiaries of Ply Gem Midco entered into an ABL Credit Agreement (the “Current ABL Credit Agreement”), by and among Ply Gem Midco, the subsidiary borrowers from time to time party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent (the “ABL Agent”), and the several banks and other financial institutions from time to time party thereto, which provided for an asset-based revolving credit facility (the “Current ABL Facility”) of up to $360.0 million, consisting of (i) $285.0 million available to U.S. borrowers (subject to U.S. borrowing base availability) (the “ABL U.S. Facility”) and (ii) $75.0 million available to both U.S. borrowers and Canadian borrowers (subject to U.S. borrowing base and Canadian borrowing base availability) (the “ABL Canadian Facility”). On October 15, 2018, Ply Gem Midco entered into Amendment No. 2 to the Current ABL Credit Agreement, by and among Ply Gem Midco, the incremental lender party thereto and the ABL Agent, which amended the Current ABL Credit Agreement in order to, among other things, increase the aggregate commitments under the Current ABL Facility by $36.0 million to $396.0 million overall, and with the (x) ABL U.S. Facility being increased from $285.0 million to $313.5 million and (y) the ABL Canadian Facility being increased from $75.0 million to $82.5 million. On November 16, 2018, Ply Gem Midco entered into Amendment No. 4 to the Current ABL Credit Agreement, by and among Ply Gem Midco, the incremental lenders party thereto and the ABL Agent, which amended the Current ABL Credit Agreement in order to, among other things, increase the aggregate commitments under the Current ABL Facility by $215.0 million (the “Incremental ABL Commitments”) to $611.0 million overall, and with the (x) ABL U.S. Facility being increased from $313.5 million to approximately $483.7 million and (y) the ABL Canadian Facility being increased from $82.5 million to approximately $127.3 million. On November 16, 2018, in connection with the consummation of the Merger, NCI and Ply Gem Midco entered into a joinder agreement with respect to the Current ABL Facility, and NCI became the Parent Borrower (as defined in the Current ABL Credit Agreement) under the Current ABL Facility. The Company and, at the Company’s option, certain of the Company’s subsidiaries are the borrowers under the Current ABL Facility. As of November 16, 2018, and following consummation of the Merger, (a) Ply Gem Industries, Inc., Atrium Windows and Doors, Inc., NCI Group, Inc. and Robertson-Ceco II Corporation were U.S. subsidiary borrowers under the Current ABL Facility, and (b) Gienow Canada Inc., Mitten Inc., North Star Manufacturing (London) Ltd. and Robertson Building Systems Limited were Canadian borrowers under the Current ABL Facility. All borrowings under the Current ABL Facility mature on April 12, 2023. At November 16, 2018, following consummation of the Merger, there were no amounts drawn and $24.7 million of letters of credit issued under the Current ABL Facility.
On April 12, 2018, Ply Gem Midco issued $645.0 million aggregate principal amount of 8.00% Senior Notes due 2026 (the “8.00% Senior Notes”). The 8.00% Senior Notes were issued pursuant to an Indenture, dated as of April 12, 2018 (as supplemented from time to time, the “Current Indenture”), by and among Ply Gem Midco, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. On November 16, 2018, in connection with the consummation of the Merger, the Company entered into a supplemental indenture and assumed the obligations of Ply Gem Midco as issuer under the Current Indenture and the 8.00% Senior Notes. The 8.00% Senior Notes bear interest at 8.00% per annum and will mature on April 15, 2026. Interest is payable semi-annually in arrears on April 15 and October 15.
On November 16, 2018, in connection with the incurrence by Ply Gem Midco of the Incremental Term Loans and the obtaining by Ply Gem Midco of the Incremental ABL Commitments, following consummation of the Merger, the Company (a) terminated all outstanding commitments and repaid all outstanding amounts under the Term Loan Credit Agreement, dated as of February 8, 2018 (the “Pre-merger Term Loan Credit Agreement”), by and among the Company, as borrower, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and (b) terminated all outstanding commitments and repaid all outstanding amounts under the ABL Credit Agreement, dated as of February 8, 2018 (the “Pre-merger ABL Credit Agreement”), by and among NCI Group, Inc. and Robertson-Ceco II Corporation, as borrowers, the Company, as a guarantor, the other borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent. Outstanding letters of credit under the Pre-merger ABL Credit Agreement were cash collateralized.

In connection with the termination and repayment of the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement, the Company also terminated (i) the Term Loan Guarantee and Collateral Agreement, dated as of February 8, 2018, made by the Company and certain of its subsidiaries, in favor of Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, (ii) the ABL Guarantee and Collateral Agreement, dated as of February 8, 2018, made by the Company and certain of its subsidiaries, in favor of Wells Fargo Bank, National Association, as Collateral Agent, and (iii) the Intercreditor Agreement, dated as of February 8, 2018, between Credit Suisse AG, Cayman Islands Branch and Wells Fargo Bank, National Association, and acknowledged by the Company and certain of its subsidiaries
The Company incurred approximately $15.3 million of acquisition expenses during fiscal 2018 related to the Merger, primarily for various third-party consulting and due-diligence services, and investment bankers’ fees, which are recorded in strategic development and acquisition related costs in the Company’s consolidated statements of operations.
Change in Operating Segments
On February 11, 2019, the Company filed a transition report on Form 10-Q which included the financial information for the transition period from October 29, 2018 to December 31, 2018, referred to herein as the "transition period". For the transition period ended December 31, 2018, the Company began reporting results under new reportable segments to align with how the Company will manage its business, review operating performance and allocate resources following the merger with Ply Gem. We have revised our segment reporting to represent how we now manage our business, recasting prior periods to conform to the current segment presentation.
Subsequent to the Merger, we have three reportable segments: (i) Commercial; (ii) Siding; and (iii) Windows. The Commercial segment includes the operating results of the legacy NCI businesses - Engineered Building Systems; Metal Components; Insulated Metal Panels; and Metal Coil Coating, which operate primarily in the nonresidential construction market. The Siding and Windows segments, which result from the Merger, will include the operating results of the legacy Ply Gem operating segments. For the fiscal year ended October 28, 2018 there were no operations within the Siding and Windows segments.
We assess performance across our operating segments by analyzing and evaluating, among other indicators, gross profit, operating income and whether or not each segment has achieved its projected sales goals. In assessing our overall financial performance, we regard return on adjusted operating assets, as well as growth in earnings, as key indicators of shareholder value.
Fiscal 2018 Overview
Our fiscal 2018 financial performance showed year-over-year improvement in revenue, net income and Adjusted EBITDA, while gross margins declined over the same period. This improved financial performance was achieved despite challenging market conditions, including rising input costs and seasonally wet weather conditions primarily in Texas and the Southeast during the fourth quarter. During fiscal 2018, the Company realized the benefits of the focus on commercial discipline in the pass-through of material and other input costs and the Company’s ongoing cost reduction initiatives.
Consolidated revenues increased by approximately 13.0% from the prior fiscal year. The year-over-year improvement was primarily driven by continued commercial discipline in the pass-through of higher costs in a rising cost environment across each of our businesses and underlying volume growth in the Engineered Building Systems and Insulated Metal Panel businesses. Each business achieved year over year external revenue growth.
Consolidated gross margin in fiscal 2018 decreased by 40 basis points from the prior fiscal year to 23.1%. Lower margins in the current period were driven primarily by higher freight and manufacturing costs, both of which experienced significant inflationary pressures during fiscal 2018. These were largely mitigated during the second half of the fiscal year through commercial discipline.
Consolidated engineering, selling, general and administrative expenses for fiscal 2018 includes a $4.6 million charge related to the acceleration of retirement benefits of our former CEO. Excluding the effects of the acceleration of CEO retirement benefits, as a percentage of sales, engineering, selling, general and administrative expenses decreased by 150 basis points to 15.1% compared to the prior fiscal year, predominantly the result of our strategic initiatives and restructuring activities.
Net income increased by $8.4 million to $63.1 million for fiscal 2018, compared to $54.7 million in the prior year. Diluted earnings per share was $0.94, while adjusted net income per diluted common share was $1.45. Adjusted EBITDA increased to $201.6 million representing an approximate 20.4% increase over the prior year. Net income was impacted by certain special items including a $21.9 million loss ($15.9 million, after taxes) on extinguishment of debt and a $6.7 million loss ($4.8 million, after taxes) on the sale of the China manufacturing facility associated with a reporting unit within the Insulated Metal Panels business, offset by a $4.7 million gain ($3.4 million, after taxes) on insurance recovery.
Due to the strong operating cash flow we reinvested $47.8 million in to capital expenditures, an increase of $25.8 million over prior year, primarily to support organic growth initiatives and advanced manufacturing. We also used $46.7 million to repurchase shares of our Common Stock in fiscal 2018. Our net debt leverage ratio (net debt/EBITDA) at the end of the fourth quarter improved to 1.8x, compared to 2.0x at the end of the prior year fourth quarter.

Overall, we delivered net income, Adjusted EBITDA, diluted earnings per share and adjusted diluted earnings per share in fiscal 2018 that exceeded the prior year’s results. We remain focused on increasing our operating leverage and manufacturing efficiency by continuing to pursue our cost and efficiency initiatives. Our objective is to continue to execute on our strategic initiatives in order to increase market penetration and deliver top-line growth above nonresidential market growth during fiscal 2019 in both our legacy businesses and our IMP products through our multiple sales channels.
Industry Conditions
Our sales and earnings are subject to both seasonal and cyclical trends and are influenced by general economic conditions, interest rates, the price of steel relative to other building materials, the level of nonresidential construction activity, roof repair and retrofit demand and the availability and cost of financing for construction projects. Our sales normally are lower in the first half of each fiscal year compared to the second half because of unfavorable weather conditions for construction and typical business planning cycles affecting construction.
The nonresidential construction industry is highly sensitive to national and regional macroeconomic conditions. Following a significant downturn in 2008 and 2009, the current recovery of low-rise construction has been uneven and slow but is now showing some signs of steady growth. We believe that the economy is recovering and that the nonresidential construction industry will return to mid-cycle levels of activity over the next several years.
The graph below shows the annual nonresidential new construction starts, measured in square feet, since 1968 as compiled and reported by Dodge:
Current market estimates continue to show uneven activity across the nonresidential construction markets. According to Dodge, low-rise nonresidential construction starts, as measured in square feet and comprising buildings of up to five stories, were down as much as approximately 7% in our fiscal 2018 as compared to our fiscal 2017. However, Dodge typically revises initial reported figures, and we expect this metric will be revised upwards over time. Leading indicators for low-rise, nonresidential construction activity indicate positive momentum into fiscal 2019.
The leading indicators that we follow and that typically have the most meaningful correlation to nonresidential low-rise construction starts are the American Institute of Architects’ (“AIA”) Architecture Mixed Use Index, Dodge Residential single family starts and the Conference Board Leading Economic Index (“LEI”). Historically, there has been a very high correlation to the Dodge low-rise nonresidential starts when the three leading indicators are combined and then seasonally adjusted. The combined forward projection of these metrics, based on a 9 to 14-month historical lag for each metric, indicates low single digit growth for low-rise new construction starts in fiscal 2019.
We normally do not maintain an inventory of steel in excess of our current production requirements. However, from time to time, we may purchase steel in advance of announced steel price increases. We can give no assurance that steel will be readily available or that prices will not continue to be volatile. While most of our sales contracts have escalation clauses that allow us, under certain circumstances, to pass along all or a portion of increases in the price of steel after the date of the contract but prior to delivery, for competitive or other reasons we may not be able to pass such price increases along. If the available supply of steel declines, we could experience price increases that we are not able to pass on to the end users, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition. For additional discussion, please see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk — Steel Prices.”

RESULTS OF OPERATIONS
The following table presents, as a percentage of sales, certain selected consolidated financial data for the periods indicated:

	Fiscal year ended
	October 28, 2018	October 29, 2017	October 30, 2016
Sales	100.0%	100.0%	100.0%
Cost of sales	76.9	76.5	74.6
Gross profit	23.1	23.5	25.4
Engineering, selling, general and administrative expenses	15.4	16.6	18.0
Intangible asset amortization	0.5	0.5	0.6
Goodwill impairment	—	0.3	—
Restructuring and impairment charges, net	0.1	0.3	0.3
Strategic development and acquisition related costs	0.9	0.1	0.2
Loss on disposition of business	0.3	—	—
Gain on insurance recovery	(0.2)	(0.6)	—
Income from operations	7.1	6.2	6.5
Interest income	0.0	0.0	0.0
Interest expense	(1.1)	(1.6)	(1.8)
Foreign exchange (loss) gain	0.0	0.0	(0.1)
Gain from bargain purchase	—	—	0.1
Loss on extinguishment of debt	(1.1)	—	—
Other income, net	0.0	0.1	0.0
Income before income taxes	4.2	4.7	4.7
Provision for income taxes	1.0	1.6	1.7
Net income	3.2%	3.1%	3.0%

RESULTS OF OPERATIONS FOR FISCAL 2018 COMPARED TO FISCAL 2017
Consolidated sales increased by 13.0%, or $230.3 million for fiscal 2018, compared to fiscal 2017. The year-over-year improvement was primarily driven by continued commercial discipline in the pass-through of higher costs in a rising cost environment across each of our businesses and underlying volume growth in the Engineered Building Systems and Insulated Metal Panel businesses. Each business achieved year over year external revenue growth.
Consolidated cost of sales increased by 13.6%, or $183.7 million for fiscal 2018, compared to fiscal 2017. This increase resulted primarily from higher input costs, including transportation, materials and skilled labor.
Gross margin was 23.1% for fiscal 2018 compared to 23.5% for fiscal 2017. The lower margin in the current period was primarily driven by higher freight and manufacturing costs, both of which experienced significant inflationary pressures during fiscal 2018. These factors were largely mitigated during the second half of the fiscal year through commercial discipline.
Engineered Building Systems sales increased 15.0%, or $104.3 million to $798.3 million in fiscal 2018, compared to $694.0 million in fiscal 2017. The increase in sales is a result of commercial discipline, the pass through of higher materials costs, and to a lesser extent, higher internal and external volumes. Sales to third parties for fiscal 2018 increased $95.5 million to $755.4 million from $659.9 million in the prior fiscal year.
Operating income of the Engineered Building Systems business increased to $66.7 million in fiscal 2018 compared to $41.4 million in the prior fiscal year. The $25.3 million increase resulted primarily from the increased revenue discussed above, as well as better leverage of engineering, selling, general and administrative expenses resulting from the execution of prior year cost reduction initiatives.
Metal Components sales increased 8.3%, or $52.7 million to $689.3 million in fiscal 2018, compared to $636.7 million in fiscal 2017. The increase was primarily driven by higher external volumes and the pass-through of increasing materials costs, offset by a decrease in internal volume based on a shift in internal production strategy, which moved a portion of fabrication from Metal Components to the Engineered Buildings Systems business. Sales to third parties for fiscal 2018 increased $68.0 million to $612.6 million from $544.7 million in the prior fiscal year.
Operating income of the Metal Components business increased to $87.6 million in fiscal 2018, compared to $78.8 million in the prior fiscal year. The $8.8 million increase was driven primarily by commercial discipline and improved operating leverage across the cost structure on higher volumes, offset by higher transportation costs.
Insulated Metal Panels sales increased 14.3%, or $63.0 million to $504.4 million in fiscal 2018, compared to $441.4 million in fiscal 2017. Sales to third parties for fiscal 2018 increased $52.5 million to $424.8 million from $372.3 million in the prior fiscal year due to continued high demand, predominantly within our cold storage and industrial, commercial, and institutional products. In addition, the increase in sales was also driven by a $10.6 million, or 13.2%, increase in internal sales, primarily through the Engineered Building Systems and Metal Components divisions as we continue to execute on our adjacency initiatives.
Operating income of the Insulated Metal Panels business decreased to $47.5 million in fiscal 2018, compared to $47.9 million in the prior fiscal year. The $0.4 million decrease was driven by a $6.7 million loss recognized on the sale of the China manufacturing facility and impacts from a change in product mix during the current year. In addition, prior period operating income includes $9.2 million of gain on insurance recovery for settlements on damaged or destroyed plant and equipment whereas in fiscal 2018 we recorded a gain of $4.7 million as we reached final settlement on this matter. Largely offsetting these factors were increased fiscal 2018 volume and better leverage of our fixed cost structure.
Metal Coil Coating sales increased by 13.1%, or $48.4 million to $417.3 million in fiscal 2018, compared to $368.9 million in the prior year. Sales to third parties increased $14.4 million to $207.8 million from $193.4 million in the prior fiscal year primarily due to the pass-through of increasing material costs. In addition, the increase in sales was also driven by a $34.0 million, or 16.3%, increase in internal sales.
Operating income of the Metal Coil Coating business increased to $28.6 million in fiscal 2018, compared to $21.5 million in the prior fiscal year. The $7.1 million increase was primarily due to the increase in package product sales and lower engineering, selling, general and administrative expenses resulting from the execution of prior year cost reduction initiatives. In addition, fiscal 2017 included a $6.0 million goodwill impairment, discussed below.
Consolidated engineering, selling, general and administrative expenses increased to $307.1 million in fiscal 2018, compared to $293.1 million in the prior fiscal year. The $14.0 million increase is related to higher current year revenue, as well as a $4.6 million charge related to the acceleration of retirement benefits of our former CEO. Excluding the effects of the acceleration of CEO retirement benefits, as a percentage of sales, engineering, selling, general and administrative expenses were 15.1% for fiscal 2018 as compared to 16.6% for fiscal 2017.
Consolidated intangible asset amortization remained consistent at $9.6 million during fiscal 2018 and fiscal 2017.

Goodwill impairment for fiscal 2017 of $6.0 million was related to the coil coating operations of CENTRIA within our Metal Coil Coating business. There was no corresponding impairment for fiscal 2018.
Consolidated restructuring charges for fiscal 2018 and 2017 were $1.9 million and $5.3 million, respectively. Each period generally includes severance-related costs, related to our actions taken to streamline our management and engineering and drafting activities, and also to optimize our overall manufacturing structure and footprint. In fiscal 2017, we incurred severance-related charges including in connection with the closure of three facilities. The current fiscal year charges are offset by a $0.6 million gain on the sale of a facility that was previously designated as “held for sale”.
Consolidated strategic development and acquisition related costs were $17.2 million during fiscal 2018, compared to $2.0 million in the prior fiscal year. These non-operational costs include external legal, financial and due diligence costs incurred to deliver on our strategic initiatives.
Loss on disposition of business for fiscal 2018 was $5.7 million. During fiscal 2018, we recorded a loss of $6.7 million on the sale of our China manufacturing facility included in the Insulated Metal Panels business and also recorded a $1.0 million gain related to the disposal of a non-strategic product line previously consolidated within the Insulated Metal Panels business. There was no corresponding loss for fiscal 2017.
Consolidated gain on insurance recovery for fiscal 2018 and 2017 were $4.7 million and $9.7 million, respectively, which related to settlements with our insurers for property damage to two facilities in the Metal Components and Insulated Metal Panels businesses.
Consolidated interest expense decreased to $21.8 million for fiscal 2018, compared to $28.9 million for fiscal 2017. The decrease is primarily due to the redemption of our 8.25% Senior Notes and lower variable rates on the Pre-merger Term Loan Credit Facility, both results of activities to strengthen our capital structure that were completed in February 2018.
Loss on debt extinguishment for fiscal 2018 was $21.9 million. There was no corresponding amount recorded in fiscal 2017. During our second quarter of fiscal 2018, we recognized a pretax loss, primarily on the extinguishment of our 8.25% senior notes due 2023, of $21.9 million, of which approximately $15.5 million represented the call premium paid on the redemption of the notes.
Consolidated foreign exchange gain (loss) was a loss of $0.2 million for fiscal 2018, compared to a gain of $0.5 million for the prior year primarily due to the fluctuations in the exchange rate between the Canadian dollar and U.S. dollar in the current period.
Consolidated provision for income taxes was $20.0 million for fiscal 2018, compared to $28.4 million for the prior fiscal year, primarily as a result of higher pre-tax income in fiscal 2017. The effective tax rate for fiscal 2018 was 24.1% compared to 34.2% for fiscal 2017. The change in the effective tax rate was primarily driven by the effects associated with the enactment of U.S. Tax Reform.
Diluted income per common share improved to $0.94 per diluted common share for fiscal 2018, compared to $0.77 per diluted common share for fiscal 2017. The improvement in diluted income per common share was primarily due to the $8.3 million increase in net income applicable to common shares resulting from the factors described above in this section and share repurchases executed during fiscal 2018.
RESULTS OF OPERATIONS FOR FISCAL 2017 COMPARED TO FISCAL 2016
Consolidated sales increased by 5.1%, or $85.4 million for fiscal 2017, compared to fiscal 2016. The increase was driven by continued commercial discipline in the pass-through of higher costs in a rising steel price environment predominantly in the Engineered Building Systems and Metal Components businesses despite overall tonnage volumes being lower year over year.
Consolidated cost of sales increased by 7.6%, or $95.4 million for fiscal 2017, compared to fiscal 2016. This increase was the result of rising raw materials costs during fiscal 2017 as compared to declining materials costs in fiscal 2016.
Gross margin was 23.5% for fiscal 2017 compared to 25.4% for fiscal 2016. The decrease in gross margin was primarily a result of lower volumes in the Engineered Building Systems business, uneven production flow and increased transportation costs.
Engineered Building Systems sales increased 3.2%, or $21.7 million to $694.0 million in fiscal 2017, compared to $672.2 million in fiscal 2016. The increase in sales is a result of commercial discipline, partially offset by lower volumes in the fourth quarter of fiscal 2017, primarily driven by hurricane related disruptions. Sales to third parties for fiscal 2017 increased $7.4 million to $659.9 million from $652.5 million in the prior fiscal year.
Operating income of the Engineered Building Systems business decreased to $41.4 million in fiscal 2017 compared to $62.0 million in the prior fiscal year. The $20.7 million decrease resulted from rapidly rising steel costs during the current year as compared to the prior fiscal year, combined with the disruptive impact of hurricanes during the fourth quarter of fiscal 2017.

Metal Components sales increased 8.5%, or $50.0 million to $636.7 million in fiscal 2017, compared to $586.7 million in fiscal 2016. The increase in sales was primarily driven by higher external volumes and the execution of commercial discipline. Sales to third parties for fiscal 2017 increased $49.6 million to $544.7 million from $495.0 million in the prior fiscal year.
Operating income of the Metal Components business increased to $78.8 million in fiscal 2017, compared to $70.7 million in the prior fiscal year. The $8.0 million increase was driven by the increased sales discussed in the immediately preceding paragraph.
Insulated Metal Panels sales increased 11.4%, or $45.1 million to $441.4 million in fiscal 2017, compared to $396.3 million in fiscal 2016. The increase in sales was primarily driven by commercial discipline and improved product mix.
Operating income of the Insulated Metal Panels business increased to $47.9 million in fiscal 2017, compared to $24.6 million in the prior fiscal year. The $23.3 million increase was driven predominantly due to a higher mix of higher margin architectural products.
Metal Coil Coating sales increased by 6.5%, or $22.5 million to $368.9 million in fiscal 2017, compared to $346.3 million in the prior year. The increase in sales was primarily the result of pass through of higher steel prices through its coil package products. Metal Coil Coating third-party sales increased $3.8 million to $193.4 million from $189.7 million in the prior fiscal year and accounted for 10.9% of total consolidated third-party sales for fiscal 2017.
Operating income of the Metal Coil Coating business decreased to $21.5 million in fiscal 2017, compared to $32.4 million in the prior fiscal year. The $11.0 million decrease was driven by lower manufacturing efficiency due to lower volumes and higher material costs in fiscal 2017.
Consolidated engineering, selling, general and administrative expenses decreased to $293.1 million in fiscal 2017, compared to $302.6 million in the prior fiscal year. As a percentage of sales, engineering, selling, general and administrative expenses were 16.6% for fiscal 2017 as compared to 18.0% for fiscal 2016. The $9.4 million decrease in expenses was primarily due to the cost reductions resulting from execution of strategic initiatives.
Consolidated intangible asset amortization remained consistent at $9.6 million during fiscal 2017 and fiscal 2016.
Goodwill impairment for fiscal 2017 of $6.0 million was related to the coil coating operations of CENTRIA within our Metal Coil Coating business.
Consolidated restructuring charges for fiscal 2017 were $5.3 million. These charges relate to our efforts to streamline our management, engineering and drafting and manufacturing structures as well as to optimize our manufacturing footprint. We incurred severance-related charges associated with these activities, including in connection with the closure of three facilities.
Consolidated strategic development and acquisition related costs decreased to $2.0 million during fiscal 2017, compared to $2.7 million in the prior fiscal year. These non-operational costs include external legal, financial and due diligence costs incurred to deliver on our strategic initiatives.
Consolidated interest expense decreased to $28.9 million for fiscal 2017, compared to $31.0 million for fiscal 2016. The decrease is primarily a result of voluntary principal prepayments the Company made on its term loan during fiscal 2017 and 2016.
Consolidated foreign exchange gain (loss) was a gain of $0.5 million for fiscal 2017, compared to a loss of $1.4 million for the prior year primarily due to the fluctuations in the exchange rate between the Canadian dollar and U.S. dollar in the current period.
Consolidated provision for income taxes was $28.4 million for fiscal 2017, compared to $27.9 million for the prior fiscal year, primarily as a result of higher pre-tax income in fiscal 2017. The effective tax rate for fiscal 2017 was 34.2% compared to 35.4% for fiscal 2016.
Diluted income per common share improved to $0.77 per diluted common share for fiscal 2017, compared to $0.70 per diluted common share for fiscal 2016. The improvement in diluted income per common share was primarily due to the $3.8 million increase in net income applicable to common shares resulting from the factors described above in this section and share repurchases executed during fiscal 2017.

LIQUIDITY AND CAPITAL RESOURCES
General
Our cash, cash equivalents and restricted cash decreased from $65.8 million to $54.5 million during fiscal 2018. The following table summarizes our consolidated cash flows for fiscal 2018 and fiscal 2017 (in thousands):

	Fiscal Year Ended
	October 28, 2018	October 29, 2017
Net cash provided by operating activities	$82,463	$63,874
Net cash used in investing activities	(38,174)	(10,284)
Net cash used in financing activities	(55,473)	(53,702)
Effect of exchange rate changes on cash and cash equivalents	(93)	193
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,277)	81
Cash, cash equivalents and restricted cash at beginning of period	65,794	65,713
Cash, cash equivalents and restricted cash at end of period	$54,517	$65,794
Operating Activities
Our business is both seasonal and cyclical and cash flows from operating activities may fluctuate during the year and from year to year due to economic conditions. We generally rely on cash as well as short-term borrowings, when needed, to meet cyclical and seasonal increases in working capital needs. These needs generally rise during periods of increased economic activity or increasing raw material prices due to higher levels of inventory and accounts receivable. During economic slowdowns, or periods of decreasing raw material costs, working capital needs generally decrease as a result of the reduction of inventories and accounts receivable.
Net cash provided by operating activities was $82.5 million during fiscal 2018 compared to $63.9 million during fiscal 2017. The change was driven by an increase in earnings in the current fiscal year as compared to the prior fiscal year, offset by net cash used for working capital as described below.
Net cash used in accounts receivable was $35.4 million for the fiscal year ended October 28, 2018 compared to $19.6 million for the fiscal year ended October 29, 2017. The increase in accounts receivable as of October 28, 2018 as compared to the prior fiscal year was primarily the result of strong revenue growth during the current period. Our trailing 90-days sales outstanding (“DSO”) was approximately 35.2 days at October 28, 2018 as compared to 35.1 days at October 29, 2017.
The change in cash relating to inventory for the fiscal year ended October 28, 2018 was $47.1 million and resulted primarily from higher inventory purchases to support higher sales and the continued increase in material costs, particularly steel. Our trailing 90-days inventory on-hand (“DIO”) was 54.9 days at October 28, 2018 as compared to 51.5 days at October 29, 2017.
Net cash provided by accounts payable was $24.5 million for the fiscal year ended October 28, 2018 compared to $4.9 million for the fiscal year ended October 29, 2017. Our vendor payments can fluctuate significantly based on the timing of disbursements, inventory purchases and vendor payment terms. Our trailing 90-days payable outstanding (“DPO”) at October 28, 2018 was 33.4 days compared to 32.5 days at October 29, 2017.
Net cash provided by accrued expenses was $16.3 million for the fiscal year ended October 28, 2018 compared to $12.3 million net cash used in accrued expenses for the fiscal year ended October 29, 2017. The change was primarily driven by timing of compensation payments.
Investing Activities
Cash used in investing activities increased to $38.2 million during fiscal 2018 compared to $10.3 million used in the prior fiscal year. In fiscal 2018, we used $47.8 million for capital expenditures, sold a business in China, resulting in a net use of $4.4 million of cash and sold a non-strategic product line in our Insulated Metal Panels business for $3.0 million. Additionally, we sold one manufacturing facility in our Engineered Building Systems business and two manufacturing facilities in our Metal Components business for total cash consideration of $6.3 million and we received insurance proceeds of $4.7 million as reimbursement for new assets acquired for a facility in the Insulated Metal Panels business that experienced a fire in June 2016. In fiscal 2017, we used $22.1 million for capital expenditures. These cash outflows were partially offset by $8.6 million in cash proceeds from insurance for an involuntary loss on conversion at two of our facilities and $3.2 million in cash received from the sale of assets previously classified as held for sale.

Financing Activities
Cash used in financing activities was $55.5 million in fiscal 2018 compared $53.7 million in the prior fiscal year. During fiscal 2018, we borrowed periodically under our ABL Facility and repaid all of that amount during the period, used $51.8 million to repurchase shares of our outstanding common stock under programs approved by the Board of Directors on September 8, 2016 and October 10, 2017 and for the purchases of shares related to restricted stock that were withheld to satisfy minimum tax withholding obligations arising in connection with the vesting of restricted stock awards and units. Net cash used in the redemption of our Senior Notes and refinancing of long-term debt, including payments of financing cost; as well as payments on the refinanced term loan was $3.2 million. We received $1.3 million in cash proceeds from the exercises of stock options.
During fiscal 2017 we used $43.6 million to repurchase shares of our Common Stock under our authorized stock repurchase programs and for the purchases of shares related to restricted stock that were withheld to satisfy minimum tax withholding obligations arising in connection with the vesting of restricted stock awards and units. In addition, we used $10.2 million to make voluntary principal prepayments on borrowings under the credit agreement that governed our then-outstanding term loans Credit Agreement and we received $1.7 million in cash proceeds from the exercises of stock options.
We invest our excess cash in various overnight investments which are issued or guaranteed by the federal government.
Equity Investment
On August 14, 2009, the Company entered into an Investment Agreement (as amended, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII L.P. (“CD&R Fund VIII”). In connection with the Investment Agreement and the Stockholders Agreement dated October 20, 2009 (the “Old Stockholders Agreement”), CD&R Fund VIII and CD&R Friends & Family Fund VIII, L.P. (collectively, the “CD&R Fund VIII Investor Group”) purchased convertible preferred stock, which was later converted to shares of our Common Stock on May 14, 2013.
On January 2014, the CD&R Fund VIII Investor Group completed a registered underwritten offering, in which the CD&R Fund VIII Investor Group offered 8.5 million shares of Common Stock at a price to the public of $18.00 per share (the “2014 Secondary Offering”). The underwriters also exercised their option to purchase 1.275 million additional shares of Common Stock. In addition, the Company entered into an agreement with the CD&R Fund VIII Investor Group to repurchase 1.15 million shares of its Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Fund VIII Investor Group in the underwritten offering (the “2014 Stock Repurchase”). The 2014 Stock Repurchase, which was completed at the same time as the 2014 Secondary Offering, represented a private, non-underwritten transaction between NCI and the CD&R Fund VIII Investor Group that was approved and recommended by the Affiliate Transactions Committee of our board of directors.
On July 25, 2016, the CD&R Fund VIII Investor Group completed a registered underwritten offering, in which the CD&R Fund VIII Investor Group offered 9.0 million shares of our Common Stock at a price to the public of $16.15 per share (the “2016 Secondary Offering”). The underwriters also exercised their option to purchase 1.35 million additional shares of our Common Stock from the CD&R Fund VIII Investor Group. The aggregate offering price for the 10.35 million shares sold in the 2016 Secondary Offering was approximately $160.1 million, net of underwriting discounts and commissions. The CD&R Fund VIII Investor Group received all of the proceeds from the 2016 Secondary Offering and no shares in the 2016 Secondary Offering were sold by the Company or any of its officers or directors (although certain of our directors are affiliated with the CD&R Fund VIII Investor Group). In connection with the 2016 Secondary Offering and 2016 Stock Repurchase (as defined below), we incurred approximately $0.7 million in expenses, which were included in engineering, selling, general and administrative expenses in the consolidated statements of operations for the fiscal year ended October 30, 2016.
On July 18, 2016, the Company entered into an agreement with the CD&R Fund VIII Investor Group to repurchase approximately 2.9 million shares of our Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Fund VIII Investor Group in the underwritten offering (the “2016 Stock Repurchase”). The 2016 Stock Repurchase, which was completed concurrently with the 2016 Secondary Offering, represented a private, non-underwritten transaction between the Company and the CD&R Fund VIII Investor Group that was approved and recommended by the Affiliate Transactions Committee of our board of directors. See Note 18 — Stock Repurchase Program.
On December 11, 2017, the CD&R Fund VIII Investor Group completed a registered underwritten offering of 7,150,000 shares of the Company’s Common Stock at a price to the public of $19.36 per share (the “2017 Secondary Offering”). Pursuant to the underwriting agreement, at the CD&R Fund VIII Investor Group request, the Company purchased 1.15 million of the 7.15 million shares of the Common Stock from the underwriters in the 2017 Secondary Offering at a price per share equal to the price at which the underwriters purchased the shares from the CD&R Fund VIII Investor Group. The total amount the Company spent on these repurchases was $22.3 million.
At October 28, 2018 and October 29, 2017, the CD&R Fund VIII Investor Group owned approximately 34.4% and 43.8%, respectively, of the outstanding shares of our Common Stock.

On November 16, 2018, the Company entered into (i) the New Stockholders Agreement between the Company and each of the Investors, pursuant to which the Company granted to the Investors certain governance, preemptive and subscription rights and (ii) the New Registration Rights Agreement with the Investors, pursuant to which the Company granted the Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of NCI Common Stock that are held by the Investors following the consummation of the Merger. Pursuant to the terms of the New Stockholders Agreement, the Company and the CD&R Fund VIII Investor Group terminated the Old Stockholders Agreement and the Old Registration Rights Agreement.
In addition, pursuant to Section 3.1(c)(i) of the New Stockholders Agreement, the CD&R Investor Group is entitled to nominate for election, fill vacancies and appoint five out of twelve initial members of NCI’s board of directors following consummation of the Merger and, thereafter, so long as the CD&R Investor Group beneficially owns at least 7.5% of the outstanding shares of NCI Common Stock, to nominate for election, fill vacancies and appoint replacements for a number of Board members in proportion to the CD&R Investor Group’s percentage beneficial ownership of outstanding NCI Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board.
The New Stockholders Agreement contains voting agreements between the Company and each of the Investors, including the requirement that each Investor shall vote all of the shares of Common Stock that it beneficially owns (a) in favor of all director nominees, other than CD&R Investor Nominees or director nominees proposed by a Golden Gate Investor, nominated by the Board for election by the stockholders of the Company in accordance with the terms of the New Stockholders Agreement and the Sixth Amended and Restated By-laws of the Company, (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company, other than a proposal by a CD&R Investor or a Golden Gate Investor, and (iii) proposals the subject matter of which is a CD&R Investor Consent Action (as defined in the New Stockholders Agreement), provided that, in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the CD&R Investor Group’s exercise of its consent rights provided in the New Stockholders Agreement, and (c) not in favor of any transaction constituting, or that would result in, a Change of Control (as defined in the New Stockholders Agreement) that has not been approved by a majority of the Independent Non-CD&R Investor Directors (as defined in the New Stockholders Agreement), if the per share consideration to be received by any CD&R Investor or Golden Gate Investor in connection with such transaction is not equal to, and in the same form as, the per-share consideration to be received by the shareholders not affiliated with the Investors.
Debt
On February 8, 2018, the Company entered into a Term Loan Credit Agreement (the “Pre-merger Term Loan Credit Agreement”) and ABL Credit Agreement (the “Pre-merger ABL Credit Agreement”), the proceeds of which, together, were used to redeem the 8.25% senior notes and to refinance the Company’s then existing term loan credit facility and the Company’s then existing asset-based revolving credit facility.
The Pre-merger Term Loan Credit Agreement provided for an aggregate principal amount of $415.0 million (the “Pre-merger Term Loan Credit Facility”). Proceeds from borrowings under the Pre-merger Term Loan Credit Facility were used, together with cash on hand, (i) to refinance the existing term loan credit agreement, (ii) to redeem and repay the Notes (the foregoing, collectively, the “Refinancing”) and (iii) to pay any fees, premiums and expenses incurred in connection with the Refinancing.
The Pre-merger ABL Credit Agreement provided for an asset-based revolving credit facility which allowed aggregate maximum borrowings by the ABL Borrowers of up to $150.0 million (the “Pre-merger ABL Credit Facility”). As set forth in the Pre-merger ABL Credit Agreement, extensions of credit under the Pre-merger ABL Credit Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible accounts receivable, eligible credit card receivables and eligible inventory, less certain reserves and certain adjustments. Availability is reduced by issuance of letters of credit as well as any borrowings.
As of October 28, 2018, we had an aggregate principal amount of $412.9 million of outstanding indebtedness, comprising $412.9 million of borrowings under our Pre-merger Term Loan Credit Facility. We had no revolving loans outstanding under the Pre-merger ABL Credit Facility. Our excess availability under the Pre-merger ABL Credit Facility was $141.0 million as of October 28, 2018. In addition, standby letters of credit related to certain insurance policies totaling approximately $9.0 million were outstanding but undrawn under the Pre-merger ABL Credit Facility.
For additional information, see Note 11 — Long-Term Debt and Note Payable in the notes to the consolidated financial statements.
In connection with the merger with Ply Gem, on November 16, 2018 we assumed the outstanding debt obligations of Ply Gem and repaid in full amounts outstanding under the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement. For additional information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on our indebtedness following the Merger.

Cash Flow
We periodically evaluate our liquidity requirements, capital needs and availability of resources in view of inventory levels, expansion plans, debt service requirements and other operating cash needs. To meet our short- and long-term liquidity requirements, including payment of operating expenses and repaying debt, we rely primarily on cash from operations. Beyond cash generated from operations, $141.0 million is available with our Pre-merger ABL Credit Facility at October 28, 2018 and we have a cash balance, including restricted cash, of $54.5 million as of October 28, 2018. Following the consummation of the Merger, we have a U.S. ABL Facility and a Canadian ABL Facility, which together have an aggregate capacity of approximately $611 million, and a Cash Flow Revolver of up to $115 million, none of which was drawn as of November 16, 2018.
We expect that, for the next 12 months, cash generated from operations and our Pre-merger ABL Credit Facility will be sufficient to provide us the ability to fund our operations, provide the increased working capital necessary to support our strategy and fund planned capital expenditures for fiscal 2019 and expansion when needed.
We expect to contribute $1.2 million to our defined benefit plans in fiscal 2019.
During fiscal 2018 we repurchased an aggregate of $46.7 million of our Common Stock under the stock repurchase programs authorized in September 8, 2016 and October 10, 2017. On March 7, 2018, the Company announced that its Board of Directors authorized new stock repurchase programs for up to an aggregate of $50.0 million. At October 28, 2018, approximately $55.6 million remained available for stock repurchases under the stock repurchase programs authorized on October 10, 2017 and March 7, 2018. We also withheld shares of restricted stock to satisfy minimum tax withholding obligations arising in connection with the vesting of awards of restricted stock related to our 2003 Long-Term Stock Incentive Plan.
The Company may repurchase or otherwise retire the Company’s debt and take other steps to reduce the Company’s debt or otherwise improve the Company’s financial position. These actions could include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, trading levels of the Company’s debt, the Company’s cash position, compliance with debt covenants and other considerations.
Affiliates of the Company may also purchase the Company’s debt from time to time, through open market purchases or other transactions. In such cases, the Company’s debt may not be retired, in which case the Company would continue to pay interest in accordance with the terms of the debt, and the Company would continue to reflect the debt as outstanding in its consolidated balance sheets.
In connection with the Merger, on November 16, 2018, we assumed the outstanding debt obligations of Ply Gem and repaid in full amounts outstanding under the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement. For additional information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on our indebtedness following the Merger.
NON-GAAP MEASURES
Set forth below are certain non-GAAP measures which include adjusted operating income (loss), adjusted EBITDA, adjusted net income per diluted common share and adjusted net income applicable to common shares. We define adjusted operating income (loss) as operating income (loss) adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations. We define adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. Management believes the use of such non-GAAP measures on a consolidated basis assists investors in understanding the ongoing operating performance by presenting the financial results between periods on a more comparable basis. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating these measures, you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments in these non-GAAP measures. In addition, certain financial covenants related to our term loan and asset-based lending credit agreements are based on similar non-GAAP measures. The non-GAAP information provided is unique to the Company and may not be consistent with the methodologies used by other companies.

The following tables reconcile adjusted net income per diluted common share to net income per diluted common share and adjusted net income applicable to common shares to net income applicable to common shares for the periods indicated (in thousands):

	Fiscal Three Months Ended		Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 28, 2018	October 29, 2017
Net income per diluted common share, GAAP basis	$0.41	$0.25	$0.94	$0.77
Loss on extinguishment of debt	—	—	0.33	—
Loss on disposition of business	—	—	0.08	—
Goodwill impairment	—	0.09	—	0.08
Restructuring and impairment charges, net	0.01	0.02	0.03	0.07
Strategic development and acquisition related costs	0.18	0.00	0.26	0.03
Acceleration of CEO retirement benefits	—	—	0.07	—
Gain on insurance recovery	—	—	(0.07)	(0.14)
Other, net	—	0.00	0.00	0.01
Tax effect of applicable non-GAAP adjustments(1)	(0.05)	(0.04)	(0.19)	(0.02)
Adjusted net income per diluted common share	$0.55	$0.32	$1.45	$0.80

	Fiscal Three Months Ended		Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 28, 2018	October 29, 2017
Net income applicable to common shares, GAAP basis	$27,417	$17,412	$62,694	$54,399
Loss on extinguishment of debt	—	—	21,875	—
Loss on disposition of business	—	—	5,673	—
Goodwill impairment	—	6,000	—	6,000
Restructuring and impairment charges, net	769	1,710	1,912	5,297
Strategic development and acquisition related costs	11,661	193	17,164	1,971
Acceleration of CEO retirement benefits	—	—	4,600	—
Gain on insurance recovery	—	—	(4,741)	(9,749)
Other, net	—	28	(323)	591
Tax effect of applicable non-GAAP adjustments(1)	(3,418)	(3,093)	(12,783)	(1,603)
Adjusted net income applicable to common shares	$36,429	$22,250	$96,071	$56,906

(1)	The Company calculated the tax effect of non-GAAP adjustments by applying the combined federal and state applicable statutory tax rate for the period to each applicable non-GAAP item.

The following tables reconcile adjusted operating income (loss) and adjusted EBITDA to operating income (loss) for the periods indicated below:

Consolidated

(In thousands)	Fiscal Three Months Ended				Fiscal Year Ended
	January 28, 2018	April 29, 2018	July 29, 2018	October 28, 2018	October 28, 2018
Total Net Sales	$421,349	$457,069	$548,525	$573,634	$2,000,577

Operating Income, GAAP	12,898	18,956	54,501	39,565	125,920
Restructuring and impairment charges, net	1,094	488	(439)	769	1,912
Strategic development and acquisition related costs	727	1,134	3,642	11,661	17,164
Loss (gain) on disposition of business	—	6,686	(1,013)	—	5,673
Acceleration of CEO retirement benefits	4,600	—	—	—	4,600
Gain on insurance recovery	—	—	(4,741)	—	(4,741)
Adjusted Operating Income	19,319	27,264	51,950	51,995	150,528

Other income and expense	928	(34)	87	(261)	720
Depreciation and amortization	10,358	10,442	10,174	11,351	42,325
Share-based compensation expense	2,270	1,998	1,041	2,729	8,038
Adjusted EBITDA	$32,875	$39,670	$63,252	$65,814	$201,611

Year over year growth, Total Net Sales	7.6%	8.7%	16.9%	17.4%	13.0%
Operating Income Margin	3.1%	4.1%	9.9%	6.9%	6.3%
Adjusted Operating Income Margin	4.6%	6.0%	9.5%	9.1%	7.5%
Adjusted EBITDA Margin	7.8%	8.7%	11.5%	11.5%	10.1%

	Fiscal Three Months Ended				Fiscal Year Ended
	January 29, 2017	April 30, 2017	July 30, 2017	October 29, 2017	October 29, 2017
Total Net Sales	$391,703	$420,464	$469,385	$488,726	$1,770,278

Operating Income, GAAP	9,886	32,472	34,097	33,325	109,780
Restructuring and impairment charges, net	2,264	315	1,009	1,709	5,297
Strategic development and acquisition related costs	357	124	1,297	193	1,971
Loss on sale of assets and asset recovery	—	137	—	—	137
Gain on insurance recovery	—	(9,601)	(148)	—	(9,749)
Unreimbursed business interruption costs	—	191	235	28	454
Goodwill impairment	—	—	—	6,000	6,000
Adjusted Operating Income	12,507	23,638	36,490	41,255	113,890

Other income and expense	309	449	1,322	(62)	2,018
Depreciation and amortization	10,315	10,062	10,278	10,664	41,319
Share-based compensation expense	3,042	2,820	2,284	2,084	10,230
Adjusted EBITDA	$26,173	$36,969	$50,374	$53,941	$167,457

Operating Income Margin	2.5%	7.7%	7.3%	6.8%	6.2%
Adjusted Operating Income Margin	3.2%	5.6%	7.8%	8.4%	6.4%
Adjusted EBITDA Margin	6.7%	8.8%	10.7%	11.0%	9.5%

OFF-BALANCE SHEET ARRANGEMENTS
As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of October 28, 2018, we were not involved in any unconsolidated SPE transactions.
CONTRACTUAL OBLIGATIONS
The following table shows our contractual obligations as of October 28, 2018 (in thousands):

	Payments due by period
Contractual Obligation	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Total debt(1)	$412,925	$4,150	$8,300	$8,300	$392,175
Interest payments on debt(2)	107,578	17,398	34,268	33,564	22,348
Operating leases	44,998	13,951	14,425	8,929	7,693
Projected pension obligations(3)	19,578	754	3,929	5,061	9,834
Total contractual obligations	$585,079	$36,253	$60,922	$55,854	$432,050

(1)
Reflects amounts outstanding under the Pre-merger Term Loan Credit Facility and the Pre-merger ABL Credit Facility which were paid off in full upon consummation of the Merger. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on our indebtedness following the Merger.

(2)	Interest payments were calculated based on rates in effect at October 28, 2018 for variable rate obligations.

(3)
Amounts represent our estimate of the minimum funding requirements as determined by government regulations. Amounts are subject to change based on numerous assumptions, including the performance of the assets in the plans and bond rates. Includes obligations with respect to the Company’s Defined Benefit Plans and the other post-employment benefit (“OPEB”) Plans.

CONTINGENT LIABILITIES AND COMMITMENTS
Our insurance carriers require us to secure standby letters of credit as a collateral requirement for our projected exposure to future period claims growth and loss development which includes IBNR claims. For all insurance carriers, the total standby letters of credit are approximately $9.0 million and $10.0 million at October 28, 2018 and October 29, 2017, respectively.
CRITICAL ACCOUNTING POLICIES
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our consolidated financial statements. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Revenue recognition.  We recognize revenues when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. Generally, these criteria are met at the time product is shipped or services are complete. In instances where an order is partially shipped, we recognize revenue based on the relative sales value of the materials shipped. Provisions are made upon the sale for estimated product returns. Costs associated with shipping and handling our products are included in cost of sales.
Insurance accruals.  We have a self-funded Administrative Services Only (“ASO”) arrangement for our employee group health insurance. We purchase individual stop-loss protection to cap our medical claims liability at $355,000 per claim. Each reporting period, we record the costs of our health insurance plan, including paid claims, an estimate of the change in in IBNR claims, taxes and administrative fees, when applicable, (collectively the “Plan Costs”) as general and administrative expenses and cost of sales in our consolidated statements of operations. The estimated IBNR claims are based upon (i) a recent average level of paid claims under the plan, (ii) an estimated claims lag factor and (iii) an estimated claims growth factor to provide for those claims that have been incurred but not yet paid. We have deductible programs for our Workers Compensation/Employer Liability and Auto Liability insurance policies, and a self-insured retention (“SIR”) arrangement for our General Liability insurance policy. The Workers Compensation deductible is $250,000 per occurrence. The Property and Auto Liability deductibles are $500,000 and

$250,000, respectively, per occurrence. The General Liability has a self-insured retention of $1,000,000 per occurrence. For workers’ compensation costs, we monitor the number of accidents and the severity of such accidents to develop appropriate estimates for expected costs to provide both medical care and indemnity benefits, when applicable, for the period of time that an employee is incapacitated and unable to work. These accruals are developed using third-party insurance adjuster reserve estimates of the expected cost for medical treatment, and length of time an employee will be unable to work based on industry statistics for the cost of similar disabilities and statutory impairment ratings. For general liability and automobile claims, accruals are developed based on third-party insurance adjuster reserve estimates of the expected cost to resolve each claim, including damages and defense costs, based on legal and industry trends, and the nature and severity of the claim. Accruals also include estimates for IBNR claims, and taxes and administrative fees, when applicable. This statistical information is trended by a third-party actuary to provide estimates of future expected costs based on loss development factors derived from our period-to-period growth of our claims costs to full maturity (ultimate), versus original estimates.
We believe that the assumptions and information used to develop these accruals provide the best basis for these estimates because, as a general matter, the accruals historically have proved to be reasonable and accurate. However, significant changes in expected medical and health care costs, negative changes in the severity of previously reported claims or changes in laws that govern the administration of these plans could have an impact on the determination of the amount of these accruals in future periods. Our methodology for determining the amount of health insurance accrual considers claims growth and claims lag, which is the length of time between the incurred date and processing date. For the health insurance accrual, a change of 10% above expected outstanding claims would result in a financial impact of $0.2 million.
Share-Based Compensation.  Under FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, the fair value and compensation expense of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. The fair value and compensation expense of the performance share units (“PSUs”) grant is estimated based on the Company’s stock price as of the date of grant using a Monte Carlo simulation. Expected volatility is based on historical volatility of our stock over a preceding period commensurate with the expected term of the option. The expected volatility considers factors such as the volatility of our share price, implied volatility of our share price, length of time our shares have been publicly traded, appropriate and regular intervals for price observations and our corporate and capital structure. With the adoption of ASU 2016-09 in the first quarter of fiscal 2018, we account for forfeitures of outstanding but unvested grants in the period they occur. For the fiscal year ended October 29, 2017, the forfeiture rate in our calculation of share-based compensation expense was based on historical experience and was estimated at 5.0% for our non-officers and 0% for our officers. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since we historically have not paid dividends on our common shares and have no current plans to do so in the future. We granted an immaterial amount of options during the fiscal years ended October 29, 2017 and October 30, 2016. We did not grant stock options during the fiscal year ended October 28, 2018.
Long-term incentive awards granted to our senior executives generally have a three-year performance period. Long-term incentive awards include restricted stock units and PSUs representing 40% and 60% of the total value, respectively. The restricted stock units vest upon continued employment. Vesting of the PSUs is contingent upon continued employment and the achievement of targets with respect to the following metrics, as defined by management: (1) cumulative free cash flow (weighted 40%); (2) cumulative earnings per share (weighted 40%); and (3) total shareholder return (weighted 20%), in each case during the performance period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 200% of target amounts. The PSUs vest pro rata if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by the Company without cause or by the executive for good reason. If an executive’s employment terminates for any other reason prior to the end of the performance period, all outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled. If a change in control occurs prior to the end of the performance period, the PSU payout will be calculated and paid assuming that the maximum benefit had been achieved. If an executive’s employment terminates due to death or disability while any of the restricted stock is unvested, then all of the unvested restricted stock will become vested. If an executive’s employment is terminated by the Company without cause or after reaching normal retirement age, the unvested restricted stock will be forfeited. If a change in control occurs prior to the end of the performance period, the restricted stock will fully vest. The fair value of the awards is based on the Company’s stock price as of the date of grant. During the fiscal years 2018, 2017 and 2016, we granted PSUs with fair values of approximately $3.8 million, $4.6 million and $4.7 million, respectively, to the Company’s senior executives.
Long-term incentive awards granted to our key employees generally have a three-year performance period. Long-term incentive awards are granted 50% in restricted stock units and 50% in PSUs. Vesting of PSUs is contingent upon continued employment and the achievement of free cash flow and earnings per share targets, as defined by management, over a three-year period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 150% of target amounts. However, a minimum of 50% of the awards will vest upon continued employment over the three-year period if the minimum targets are not met. The PSUs vest earlier upon death, disability or a change in control. A portion of the awards also vests upon termination without cause or after reaching normal retirement age prior to the vesting date, as defined by the agreements governing such awards. The fair value of Performance Share Awards is based on the Company’s stock price as of the date of grant. During the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, we granted Performance Share Awards with an equity fair value of $2.8 million, $2.0 million and $2.4 million, respectively. The PSUs granted in December 2017, 2016 and 2015 to our senior executives cliff vest at the end of the three-year performance period. For the PSUs granted in December 2014 to our senior executives, one-half vested on December 15, 2016 and one-half vested on December 15, 2017.
We granted 0.4 million, 0.3 million and 0.3 million restricted shares during the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, respectively. The restricted stock units granted in December 2017, 2016 and 2015 to our senior executives vest one-third annually. For the restricted stock units granted in December 2014 to our senior executives, two-thirds vested on December 15, 2016 and one-third vested on December 15, 2017.
The compensation cost related to share-based awards is recognized over the requisite service period. The requisite service period is generally the period during which an employee is required to provide service in exchange for the award. For awards with performance conditions, the amount of share-based compensation expense recognized is based upon the probable outcome of the performance conditions, as defined and determined by management. Our option awards and restricted stock awards are subject to graded vesting over a service period, which is typically three or four years. We generally recognize compensation cost for these awards on a straight-line basis over the requisite service period for the entire award. In addition, certain of our awards provide for accelerated vesting upon qualified retirement. We recognize compensation cost for such awards over the period from grant date to the date the employee first becomes eligible for retirement.
Income taxes.  The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, Canadian federal and provincial, Mexican federal, and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
As of October 28, 2018, the $1.8 million net operating loss and tax credit carryforward included $0.1 million for U.S. state loss carryforwards and $1.7 million for foreign loss carryforward. The state net operating loss carryforwards will expire in 2019 to 2029 years, if unused and the foreign loss carryforward will start to expire in fiscal 2028, if unused.
Accounting for acquisitions, intangible assets and goodwill.  Accounting for the acquisition of a business requires the allocation of the purchase price to the various assets and liabilities of the acquired business. For most assets and liabilities, purchase price allocation is accomplished by recording the asset or liability at its estimated fair value. The most difficult estimations of individual fair values are those involving property, plant and equipment and identifiable intangible assets. We use all available information to make these fair value determinations and, for major business acquisitions, typically engage an outside appraisal firm to assist in the fair value determination of the acquired long-lived assets.
The Company has approximately $148.3 million of goodwill as of October 28, 2018. The Company also has $13.5 million of other intangible assets with indefinite lives as of October 28, 2018. We perform an annual impairment assessment of goodwill and indefinite-lived intangibles. Additionally, we assess goodwill and indefinite-lived intangibles for impairment whenever events or changes in circumstances indicate that the fair values may be below the carrying values of such assets. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Unforeseen events, changes in circumstances and market conditions and material differences in the value of intangible assets due to changes in estimates of future cash flows could negatively affect the fair value of our assets and result in a non-cash impairment charge. Some factors considered important that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business and significant sustained negative industry or economic trends.
The fair value of our reporting units is based on a blend of estimated discounted cash flows, publicly traded company multiples and transaction multiples. The results from each of these models are then weighted and combined into a single estimate of fair value for our reporting units. Estimated discounted cash flows are based on projected sales and related cost of sales. Publicly traded company multiples and acquisition multiples are derived from information on traded shares and analysis of recent acquisitions in the marketplace, respectively, for companies with operations similar to ours. The primary assumptions used in these various models include earnings multiples of acquisitions in a comparable industry, future cash flow estimates of each of the reporting units, weighted average cost of capital, working capital and capital expenditure requirements. During fiscal 2017, management early adopted the new accounting principle that simplified the test for goodwill impairment by eliminating the second step of the goodwill test. Management does not believe the estimates used in the analysis are reasonably likely to change materially in the future, but we will continue to assess the estimates in the future based on the expectations of the reporting units. Changes in assumptions used in the fair value calculation could result in an estimated reporting unit fair value that is below the carrying value, which may result in an impairment of goodwill.

We completed our annual goodwill impairment test as of July 30, 2018 for each of our reporting units. We have the option of performing an assessment of certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value or proceeding directly to a quantitative impairment test. We elected to apply the qualitative assessment for the goodwill in each of our reporting units as of July 30, 2018. Additionally, we applied the qualitative assessment for our indefinite-lived intangible as of July 30, 2018. Under the qualitative assessment, various events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and negative categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using relative weightings. Additionally, the Company considers the results of the most recent quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital (WACC), publicly traded company multiples and observable and recent transaction multiples between the current and prior years for a reporting unit. Based on our assessment of these tests, we do not believe it is more likely than not that the fair value of these reporting units or the indefinite-lived intangible assets are less than their respective carrying amounts.
Allowance for doubtful accounts.  Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible accounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While we believe these processes effectively address our exposure for doubtful accounts and credit losses have historically been within expectations, changes in the economy, industry, or specific customer conditions may require adjustments to the allowance for doubtful accounts. In fiscal 2018, 2017 and 2016, we established new reserves (net of recoveries of previously written off balances) for doubtful accounts of $(0.5) million, $1.9 million and $1.3 million, respectively. In fiscal years 2018, 2017 and 2016, we wrote off uncollectible accounts, net of recoveries, of $1.6 million, $1.0 million and $1.6 million, respectively, all of which had been previously reserved.
Inventory valuation.  In determining the valuation of inventory, we record an allowance for obsolete inventory using the specific identification method for steel coils and other raw materials. Management also reviews the carrying value of inventory for lower of cost or net realizable value. Our primary raw material is steel coils which have historically shown significant price volatility. We generally manufacture to customers’ orders, and thus maintain raw materials with a variety of ultimate end uses. We record a lower of cost or net realizable value charge to cost of sales when the net realizable value (selling price less estimated cost of disposal), based on our intended end usage, is below our estimated product cost at completion. Estimated net realizable value is based upon assumptions of targeted inventory turn rates, future demand, anticipated finished goods sales prices, management strategy and market conditions for steel. If projected end usage or projected sales prices change significantly from management’s current estimates or actual market conditions are less favorable than those projected by management, inventory write-downs may be required.
Property, plant and equipment valuation.  We assess the recoverability of the carrying amount of property, plant and equipment for assets held and used at the lowest level asset grouping for which cash flows can be separately identified, which may be at an individual asset level, plant level or divisional level depending on the intended use of the related asset, if certain events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable and the undiscounted cash flows estimated to be generated by those asset groups are less than the carrying amount of those asset groups. Events and circumstances which indicate an impairment include (a) a significant decrease in the market value of the asset groups; (b) a significant change in the extent or manner in which an asset group is being used or in its physical condition; (c) a significant change in our business conditions; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset group; (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection that demonstrates continuing losses associated with the use of an asset group; or (f) a current expectation that, more likely than not, an asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. We assess our asset groups for any indicators of impairment on at least a quarterly basis.
If we determine that the carrying value of an asset group is not recoverable based on expected undiscounted future cash flows, excluding interest charges, we record an impairment loss equal to the excess of the carrying amount of the asset group over its fair value. The fair value of asset groups is determined based on prices of similar assets adjusted for their remaining useful life.
Contingencies.  We establish reserves for estimated loss contingencies when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingent liability reserves are related primarily to litigation and environmental matters. Legal costs for uninsured claims are accrued as part of the ultimate settlement. Revisions to contingent liability reserves are reflected in operations in the period in which there are changes in facts and circumstances that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates regarding the probable outcome of the matter. We estimate the probable cost by evaluating historical precedent as well as the specific facts relating to each particular contingency (including the opinion of outside advisors, professionals and experts). Should the outcome differ from our assumptions and estimates or other events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required and would be recognized in the period the new information becomes known.
RECENT ACCOUNTING PRONOUNCEMENTS
See Note 3 — Accounting Pronouncements in the notes to the consolidated financial statements for information on recent accounting pronouncements.